Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made as of the 13th day of December 2011, (the “Effective Date”) by and between LAKELAND FINANCIAL CORPORATION, an Indiana corporation, (the “Company”) and MICHAEL E. GAVIN (the “Executive”).

RECITALS

A.          The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its Affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.

B.          The Executive is currently serving as an Executive of the Company or one of its Affiliates.

C.          The Company desires to continue to employ the Executive as an Executive of the Company or one of its Affiliates and the Executive is willing to continue such employment.

D.          The Company recognizes that circumstances may arise in which a change of control of the Company through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive, and the Company and the Executive wish to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change in control.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

1. Payment of Severance Amount.  If the Executive’s employment by the Company, or any Affiliate or successor of the Company, is terminated by either the Company or the Executive during the time periods set forth in subparagraphs (a) and (b) below, then the Company shall pay the Executive an amount equal to the Change in Control Severance Amount, payable in one (1) lump sum within fifteen (15) days after the Executive’s termination of employment:

(a) termination by the Company, or any Affiliate or successor of the Company, without Cause, within either twelve (12) months prior to a Change in Control or twelve (12) months immediately following a Change in Control; or

(b) termination by the Executive, for any reason, within twelve (12) months immediately following a Change in Control.

2. Definitions.  As used throughout this Agreement, all of the terms defined in this Section 2 shall have the meanings given below.

(a) The “Act” shall mean the Securities Exchange Act of 1934, as amended.

(b) An “Affiliate” shall mean any entity which owns or controls, is owned by or is under common ownership or control with, the Company.

(c) A “Change in Control” shall mean:

(i) The date of the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Company; or

(ii) The date that individuals who, as of date hereof, are members of the board of directors of the Company (the “Company Board”) cease for any reason to constitute a majority of the Company Board, unless the election, or nomination for election by the Company stockholders, of a new Company director was approved by a vote of a majority of the Company Board, and such new director shall, for purposes of this Plan, be considered as a member of the Company Board; or

(iii) The date of the consummation by the Company of (i) a merger or consolidation of the Company, if the Company stockholders immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company immediately prior to such acquisition.

In the event that any benefit under the Plan constitutes Deferred Compensation (as defined in Section 409A) and the settlement of or distribution of benefits under this Plan is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a ‘change in control event’ permitted under Section 409A.

(d) “Change in Control Severance Amount” shall mean the amount equal to two (2) times the sum of (i) the greater of the Executive’s then current annual base salary or the Executive’s annual base salary as of the date one (1) day prior to the Change in Control and (ii) the designated percentage of the annual base salary amount determined under clause (i) immediately above payable to the Executive as annual bonus compensation for the year in which the Change in Control occurs.

(e) “Cause” shall mean only a termination by the Company or an Affiliate as a result of the Executive’s fraud, misappropriation of or intentional material damage to the property or business of the Company (including its Affiliates), substantial and material failure by the Executive to fulfill the duties and responsibilities of his or her regular position and/or comply with the Company’s or its Affiliates’ policies, rules or regulations, or the Executive’s conviction of a felony.

(f) “Termination Date” shall mean the date of employment termination indicated in the written notice provided by the Company or the Executive to the other.

3. Medical and Dental Benefits.  If the Executive is entitled to a Change in Control Severance Amount hereunder, then to the extent that the Executive or any of the Executive’s dependents may be covered under the terms of any medical and dental plans of the Company (or any Affiliate) for active employees immediately prior to the Termination Date, the Company will provide the Executive and those dependents with equivalent coverages for a period not to exceed twenty-four (24) months from the Termination Date.  The coverages may be procured directly by the Company (or any Affiliate, if appropriate) apart from, and outside of the terms of the plans themselves; provided that the Executive and the Executive’s dependents comply with all of the conditions of the medical or dental plans.  In the event the Executive or any of the Executive’s dependents become eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer which plan benefits are comparable to Company (or any Affiliate) plan benefits, coverage under the Company’s (or any Affiliate’s) plans will cease for the Executive and/or dependent.  The Executive and Executive’s dependents must notify the Company (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental coverage available.  In the event the Company (or any Affiliate) discovers that the Executive and/or dependent has become employed and not provided the above notification, all payments and benefits under this Agreement will cease.  The Company shall pay all premiums related to coverage provided by this Section 3 at the same time as premiums are paid with respect to active employees under the Company’s group health plan.

4. Golden Parachute Payment Adjustment.

(a) If the value of any payment or other benefit the Executive would receive from the Company or otherwise in connection with a Change in Control (the “Benefit”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Benefit shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs and to the extent that such election does not violate Section 409A): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform any calculations necessary in connection with this Section 4.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Benefit is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Benefit.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company, except as set forth below.

(d) If, notwithstanding any reduction described in this Section 4, the U.S. Internal Revenue Service (the “IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination, or, in the event the Executive challenges the final IRS determination, within thirty (30) days after a final judicial determination, a portion of the payment equal to the Repayment Amount.  The “Repayment Amount” with respect to the payment of benefits shall be the smallest amount, if any, required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized.  The Repayment Amount with respect to the payment of benefits shall be zero dollars ($0) if a Repayment Amount of more than zero dollars ($0) would not result in the Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized.  If the Excise Tax is not eliminated pursuant to this Section 4, the Executive shall pay the Excise Tax.

(e) Notwithstanding any other provision of this Section 4, if (i) there is a reduction in the payment of benefits as described in this Section 4, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those benefits that were reduced pursuant to Section 4 contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

5. Restrictive Covenant.

(a) Restrictive Covenant.  The Company and the Executive have jointly reviewed the customer lists and operations of the Company and have agreed that the primary service area of the lending and deposit taking functions of the Company and its Affiliates in which the Executive has actively participated extends to an area encompassing a sixty (60) mile radius from the center of Warsaw, Indiana.  Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the Change in Control Severance Amount, the Executive hereby agrees that, except with the express prior written consent of the Company, for a period of two (2) years after the termination of the Executive’s employment with the Company in connection with or upon a Change in Control and the Executive’s receipt of the Change in Control Severance Amount (the “Restrictive Period”), he will not directly or indirectly compete with the business of the Company, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an executive, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of the Company or an Affiliate to terminate employment and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) within a sixty (60) mile radius of the center of Warsaw, Indiana (the “Restrictive Covenant”).  If the Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant.  Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section 5(a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive.  The foregoing Restrictive Covenant shall not prohibit the Executive from owning directly or indirectly capital stock or similar securities which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System.  Notwithstanding the above, the Restrictive Covenant will be unenforceable in the event the Executive elects to forego and not receive the Change in Control Severance Amount.

(b) Remedies for Breach of Restrictive Covenant.  The Executive acknowledges that the restrictions contained in this Section 5(b) are reasonable and necessary for the protection of the legitimate business interests of the Company and its Affiliates, that any violation of these restrictions would cause substantial injury to the Company and such interests, that the Company would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions and that such restrictions were a material inducement to the Company to enter into this Agreement.  In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

6. Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:

Lakeland Financial Corporation
Attention:  Chairman of the Board
202 East Center Street
P.O. Box 1387
Warsaw, Indiana  46580

If to the Executive to:

Michael Gavin
[INSERT ADDRESS]

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

7. Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Indiana.

8. Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

9. Withholding of Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

10. Not an Employment Agreement.  Nothing in this Agreement shall give the Executive any rights (or impose any obligations) to continued employment by the Company or any Affiliate or successor of the Company, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by the Executive for the Company or any Affiliate or successor of the Company.

11. No Assignment.  The Executive’s rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this Section 11, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12. Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).  The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to the Executive under this Agreement.

13. Legal Fees.  All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any dispute or question of interpretation relating this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

14. Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years.  This Agreement shall automatically extend for one (1) year on each anniversary of the Effective Date, unless terminated by either party effective as of the last day of the then current two (2) year extension by written notice to that effect delivered to the other not less than ninety (90) days prior to the anniversary of the Effective Date; provided however, no termination of this Agreement shall be effective if a Change in Control occurs within twelve (12) months of such termination.  In the event of a Change in Control during the term of this Agreement, this Agreement shall remain in effect for the Covered Period.

15. 409A Compliance.  It is intended that the Agreement shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject Employee to the payment of additional taxes and interest under Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A would result in Executive being subject to payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Section 409A.

Notwithstanding any provision of the Agreement to the contrary if, as of the effective date of Executive’s separation from service, he or she is a “Specified Employee,” then, only to the extent required pursuant to Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following Executive’s separation from service.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected.  All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh (7th) month following separation from service (or, if earlier, the date of Executive’s death) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to Executive in accordance with the payment schedule established herein.

The term “Specified Employee” shall mean any employee who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof, as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If Executive is determined to be a Specified Employee during the identification period, he or she shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1st following the close of such identification period.  For purposes of determining whether Executive is a Specified Employee under Code Section 416(i), compensation shall mean Employee’s W-2 compensation as reported by the Company or Lake City Bank for a particular calendar year.

16. Amendment.  This Agreement may not be amended or modified except by written agreement signed by the Executive and the Company.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first written.

LAKELAND FINANCIAL CORPORATION

By:

Its:

EXECUTIVE

Michael E. Gavin